Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS RECORD FIRST QUARTER 2021 EARNINGS

AND DECLARES DIVIDEND

April 22, 2021 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”) and MPB Financial Services, LLC, today reported net income to common shareholders (earnings) for the quarter ended March 31, 2021 of $9,312,000 or $1.11 per common share basic and $1.10 per share diluted, compared to earnings of $3,818,000 or $0.45 per common share basic and diluted for the quarter ended March 31, 2020. The diluted earnings per share for the quarter ended March 31, 2021 reflect an increase of 144 percent compared to the earnings per share for the same period in the prior year, and represents a record high level of quarterly earnings for Mid Penn.  Mid Penn also reported total assets of $3,382,038,000 as of March 31, 2021, reflecting an increase of $383,090,000 or 13 percent compared to total assets of $2,998,948,000 as of December 31, 2020.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry and the most directly comparable non-GAAP measure to book value per share, favorably increased to $23.42 as of March 31, 2021, compared to $22.39 as of December 31, 2020 and $20.18 as of March 31, 2020.  The GAAP measure of book value per share also favorably increased to $31.37 as of March 31, 2021, compared to $30.37 at December 31, 2020 and $28.23 as of March 31, 2020.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for these and certain other periods ended from March 31, 2020 to March 31, 2021.

Included in total assets as of March 31, 2021 are $590,035,000 of Paycheck Protection Program (“PPP”) loans, net of deferred fees, with this total being comprised of (i) $335,589,000 of PPP 2021 loans, net of deferred fees, originated during the first quarter of 2021; and (ii) $254,446,000 of PPP 2020 loans, net of deferred fees, originated during 2020 which, as of March 31, 2021, were still outstanding as the Small Business Administration (“SBA”) had not yet completed the loan forgiveness and repayment processing.  Comparatively, as of December 31, 2020, Mid Penn had $388,313,000 of PPP 2020 loans outstanding, net of deferred fees.  Mid Penn has been a significant participating lender under the PPP, which was originally created when the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law on March 27, 2020, and extended by the signing of the Consolidated Appropriations Act, 2021 into law on December 27, 2020.

Total core banking loans (total loans excluding both the PPP loans outstanding, and residential mortgage loans held for sale) increased by $60,473,000 since year-end 2020 and totaled $2,056,201,000 as of March 31, 2021, representing an annualized growth rate of over 12 percent.  Deposit growth since year-end 2020 through March 31, 2021 totaled $192,247,000 representing an annual deposit growth rate of over 31 percent, including an increase of $140,493,000 in noninterest-bearing deposits including proceeds deposited from PPP loan funding.  Also, during the first quarter of 2021, the Bank obtained $182,136,000 of additional funding from the Federal Reserve through the Paycheck Protection Program Liquidity Facility (“PPPLF”), with such funding used to support the PPP 2021 loan production.  Under the PPPLF, the Federal Reserve supplies financing to the Bank at a rate of 35 basis points (0.35%) for a term and amount determined based on the principal amount of PPP loans fully and specifically pledged as collateral in support of the PPPLF borrowings.  Draws of PPPLF funds must be repaid to the Federal Reserve immediately after the specific PPP loans collateralizing the related draws are repaid to the Bank.

PRESIDENT’S STATEMENT

As a follow up to a year of record earnings and strong organic growth in almost every aspect of our delivery, it is with great pride that we announce these stellar first quarter results to our shareholders.

Our success in the first quarter included 12 percent annualized organic loan growth (excluding PPP loans), 31 percent annualized organic deposit growth, 43 percent net interest income growth, a stable net interest margin, a broad-based 61 percent increase in non-interest income, relatively controlled operating expenses leading to over 30 percent positive operating leverage, and a decrease in non-performing assets of over 50 percent. On top of all that, through the date of this press release, we also originated another $370 million in round 2 PPP loans, putting our grand total of PPP loan originations in the last twelve months at $1 billion.

The combination of those efforts led us to our best quarter of earnings since the formation of the holding company, which is the second consecutive quarter for that milestone. The earnings are also up 144 percent over the first quarter of 2020, demonstrating just how far this company has come in the last twelve months as we adjusted quickly to the pandemic, the economic crisis, and the new business environment. While we are enthusiastic about these results, we recognize that we are setting a high bar of expectations for future performance, which we are optimistic to reach.

The success of the last twelve months has added significantly to both our book value per share (up 11 percent) and our tangible book value per share (up 16 percent) even while paying a healthy level of dividends. We believe our shareholders deserve a top tier return on their investment and we feel that has been accomplished in this last year.

It is with all of the above in mind that the Board of Directors proudly announces the declaration of a first quarter dividend of $0.20 per common share payable on May 24, 2021 to shareholders of record as of May 10, 2021.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the three months ended March 31, 2021, net interest income was $25,325,000, an increase of $7,660,000 or 43 percent compared to net interest income of $17,665,000 for the quarter ended March 31, 2020. The year-over-year increase included the recognition of $5,037,000 of PPP loan processing fees generated as a result of Mid Penn’s participation in the PPP program (similar fees were not recognized during the first quarter of 2020 as PPP loan funding began during the second quarter of 2020).  These PPP fees are recognized into interest income over the term of the respective loan, or sooner if the loans are forgiven by the SBA, or the borrowers otherwise pay down principal prior to a loan’s stated maturity. Also contributing to the net interest income increase were the interest and fees from core loan growth since March 31, 2020, and the reduced interest expense due to the lower cost of deposits in the first quarter of 2021 compared to the same period in 2020.

Mid Penn’s tax-equivalent net interest margin for the three months ended March 31, 2021 was 3.46 percent and comparable to the 3.45 percent net interest margin for the three months ended March 31, 2020.  The yield on interest-earning assets decreased from 4.61 percent for the first quarter of 2020 to 3.98 percent for the first quarter of 2021.  Though the quarterly average balance of interest-earning assets increased year over year, the yields on interest-earning assets declined due to both the reduction in rates, as well as the significant average balance of PPP loans outstanding in the first quarter of 2021, which earn interest at a rate of 1 percent while outstanding.  The decrease in the yield on interest-earning assets was substantially offset by a favorable decrease in the cost of funds, as the total cost of deposits for the three months ended March 31, 2021 favorably decreased to 0.61 percent compared to 1.34 percent for the three months ended March 31, 2020.  The reduction in the cost of funds reflects both the aforementioned growth in noninterest-bearing deposits, and deposit rate decreases, many of which resulted in response to market rate cuts from the COVID-19 pandemic.

Noninterest Income

For the three months ended March 31, 2021, noninterest income totaled $4,712,000, an increase of $1,778,000 or 61 percent, compared to noninterest income of $2,934,000 for the three months ended March 31, 2020.

Mortgage banking income was $2,379,000 for the three months ended March 31, 2021, an increase of $1,197,000 or more than double the mortgage banking income of $1,182,000 recorded during the three months ended March 31, 2020.  Mid Penn significantly increased residential mortgage originations (both purchase and refinance activity) and secondary-market loan sales and gains when comparing the first quarter of 2021 to the same period last year as mortgage interest rates declined and remained low in the twelve months since March 31, 2020, resulting in significantly increased mortgage loan production for both home purchasing and refinancing activity.

Income from fiduciary and wealth management activities was $556,000 for the three months ended March 31, 2021, an increase of $172,000 or 45 percent, compared to fiduciary income of $384,000 for the same period in 2020. These additional revenues were attributed to growth in trust assets under management and increased sales of retail investment products.

ATM debit card interchange income was $568,000 for the three months ended March 31, 2021, an increase of $152,000 or 37 percent compared to interchange income of $416,000 for the three months ended March 31, 2020. The increase resulted from increasing card-based transaction usage across our expanding checking account customer base.

Mid Penn recorded no net gains on sales of investment securities during the three months ended March 31, 2021, compared to net gains on sales of securities of $132,000 for the three months ended March 31, 2020.  Sale volume and gains vary from quarter to quarter based upon market conditions, as well as related yield curve and valuation changes, and asset/liability and interest rate risk management activities.

Service charges on deposits were $152,000 during the three months ended March 31, 2021, reflecting a decrease of $53,000 or 26 percent when compared to the same period in 2020.  The decrease is primarily due to less overdraft activity and less overdraft fees being charged to deposit customers.

Other income was $791,000 for the three months ended March 31, 2021, an increase of $419,000 compared to other income of $372,000 for the three months ended March 31, 2020.  The increase in other income was primarily driven by higher volumes of fee-based income, including fees from execution of new loan-level swap, wire transfer fees, letter of credit fees, and credit card program referrals and royalties.

Noninterest Expense

For the three months ended March 31, 2021, noninterest expense totaled $17,558,000, an increase of $1,977,000 or 13 percent, compared to noninterest expense of $15,581,000 for the three months ended March 31, 2020.

Salaries and employee benefits were $9,598,000 for the three months ended March 31, 2021, an increase of $1,317,000 or 16 percent, versus the same period in 2020, with the increase primarily attributable to increased mortgage commissions expense commensurate with the significant increases in loan originations and secondary market sales success of the mortgage banking group.

Software licensing and utilization costs were $1,445,000 for the three months ended March 31, 2021, an increase of $224,000 or 18 percent compared to $1,221,000 for the three months ended March 31, 2020.  This increase reflects the additional costs from both transaction volume-based charges, and licensing fees related to the addition of new staff added since March 31, 2020, as well as costs associated with ensuring secure connectivity for an increased volume of employees working remotely in response to the COVID-19 restrictions.  Additionally, Mid Penn continued to invest in upgrades to internal systems, networks, storage capabilities, cybersecurity management, and data security mechanisms to enhance data management and security capabilities responsive to both the larger company profile and the increasing complexity of information technology management.

FDIC assessment expense was $470,000 for the three months ended March 31, 2021, an increase of $158,000 or 51 percent compared to $312,000 for the three months ended March 31, 2020.  The increased FDIC assessment aligns with the growth of the average assets of the Bank on which the assessment is based, when comparing the first quarter of 2021 to the same period in 2020.

Community and charitable contributions qualifying for State tax credits totaled $270,000 for the three months ended March 31, 2021, compared to similar program contributions of $35,000 for the three months ended March 31, 2020.  This variance reflects the timing of certain tax-credit-qualifying donations made to participants within Pennsylvania’s Department of Community and Economic Development (“DCED”) Educational Improvement Tax Credit Program (“EITC”), and to moderate-to-low income housing projects in the DCED’s Neighborhood Assistance Program (“NAP”) which have been approved by the Commonwealth of Pennsylvania. These EITC and NAP contributions generated tax credits totaling $206,000 and $33,000 during the periods ended March 31, 2021 and 2020, respectively, to be applied to Mid Penn’s Pennsylvania bank shares tax liability.  These contributions and programs are also key elements of Mid Penn’s Community Reinvestment Act compliance activities.

Pennsylvania bank shares tax expense was $300,000 for the three months ended March 31, 2021, a decrease of $105,000 or 26 percent compared to $405,000 for the three months ended March 31, 2020.  The decrease in shares tax expense generally reflects the aforementioned larger dollar volume of EITC and NAP donations made in the first quarter of 2021 which qualified for PA shares tax credits.

Mortgage banking profit-sharing expense totaled $120,000 and related to payments to third-party principals commensurate with the success within the Southeastern Pennsylvania mortgage banking group at Mid Penn for the three months ended March 31, 2021.  Similar expenses were not recognized during the same period of 2020 as the group did not generate sufficient earnings to qualify for profit-sharing during the three months ended March 31, 2020.

Marketing and advertising expense was $135,000 for the three months ended March 31, 2021, a decrease of $69,000 or 34 percent compared to $204,000 during the same period in 2020.  As a result of the ongoing pandemic, in-person customer events and related marketing promotions were significantly reduced during the first quarter of 2021 when compared to the same period last year.

The provision for income taxes was $2,167,000 during the three months ended March 31, 2021, an increase of $1,517,000 or more than twice the income tax provision recorded for the same period in 2020. The first quarter 2021 provision for income taxes reflects a Federal effective tax rate 18.1 percent compared to a Federal effective tax rate of 14.5 percent for the three months ended March 31, 2020.  The increase in the effective tax rate reflects both (i) higher pre-tax income when compared to the first three months of 2020, and (ii) less tax-exempt interest recognized due to less tax-exempt securities being held in the investment security portfolio when compared to the prior year.  In addition to federal taxes, for the three months ended March 31, 2021 and 2020, the income tax provision includes $92,000 and $30,000, respectively, of state income taxes that Mid Penn pays to the states of New Jersey, Maryland, and Delaware for revenues sourced in those respective states.

FINANCIAL CONDITION

Loans

Total loans at March 31, 2021 were $2,646,236,000 compared to $2,384,041,000 at December 31, 2020, an increase of $262,195,000 or 11 percent since year-end 2020.  The loan growth since December 31, 2020 reflects an increase of $60,473,000 in non-PPP core banking loans, primarily in commercial real estate credits, and commercial and industrial financing loans.  Additionally, much of the growth is attributable to a net increase in the balance of PPP loans outstanding, net of deferred fees, of $201,722,000 since December 31, 2020 comprised of 2021 PPP originations less 2020 PPP loan paydowns.

Investments

Mid Penn’s portfolio of held-to-maturity securities, recorded at amortized cost, increased $2,268,000 to $130,560,000 as of March 31, 2021, as compared to $128,292,000 as of December 31, 2020.  The level of the held-to-maturity portfolio generally is managed to provide income and liquidity from prepayments of U.S government agency holdings in the portfolio, and to meet the Bank’s public funds deposit pledging requirements.  Mid Penn’s total available-for-sale securities portfolio decreased $2,498,000 or 43 percent, from $5,748,000 at December 31, 2020 to $3,250,000 at March 31, 2021 primarily due to the call of one corporate debt security during the first quarter.

Deposits

Total deposits increased $192,247,000 or 8 percent, from $2,474,580,000 at December 31, 2020, to $2,666,827,000 at March 31, 2021.  Deposit growth was led by substantial increases in noninterest-bearing balances and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.

Short-Term Borrowings

Short-term borrowings increased to $307,753,000 as of March 31, 2021 as compared to $125,617,000 as of December 31, 2020, and for both dates, consisted entirely of Mid Penn’s utilization of the Federal Reserve’s PPPLF.  The PPPLF allows banks to pledge PPP loans as collateral to borrow funds for up to a term of five years (to match the term of the respective PPP loans) at an interest rate of 0.35 percent.

Capital

Shareholders’ equity increased by $8,348,000 or 3 percent from $255,688,000 as of December 31, 2020 to $264,036,000 as of March 31, 2021. The increase in shareholders’ equity primarily reflects the growth in retained earnings through year-to-date net income, less dividends declared and paid during the first quarter of 2021. Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both March 31, 2021 and December 31, 2020.

ASSET QUALITY and COVID-19 IMPACT

Excluding PPP loans, which are guaranteed by the SBA and have no associated allowance, the allowance for loan and lease losses as a percentage of core loans was 0.66 percent as of March 31, 2021 and 0.67 percent as of December 31, 2020.  The allowance for loan and lease losses as a percentage of total loans including PPP loans was 0.51 percent at March 31, 2021, compared to 0.56 percent at both December 31, and March 31, 2020. No PPP loans were outstanding as of March 31, 2020.  Mid Penn had net loan charge-offs of $791,000 and $51,000 for the three months ended March 31, 2021 and 2020, respectively, with the increase in the first quarter of 2021 related to the workout of two larger nonperforming loans late in the quarter.

The provision for loan losses was $1,000,000 for the three months ended March 31, 2021, an increase of 82 percent compared to the provision for loan losses of $550,000 for the three months ended March 31, 2020.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn is not yet required to adopt the current expected credit loss (“CECL”) accounting standard.  The increase in the loan loss reserves and the provision was primarily the result of (i) providing for core loan growth during the three months ended March 31, 2021, and (ii) an increase in qualitative factors related to economic and external conditions when compared to prior periods, with such changes driven by the possibility for ongoing financial implications from the COVID-19 pandemic on Mid Penn’s customers and market area.  The charge-offs in the first quarter of 2021 were substantially covered by the combination of (i) previously established specific allocations on the nonperforming credits, (ii) certain offsetting recoveries of previously charged-off loans during the quarter, and (iii) utilization of some of the unallocated reserves.

Total nonperforming assets were $6,831,000 at March 31, 2021, a substantial decrease compared to nonperforming assets of $15,644,000 at December 31, 2020 and $7,517,000 at March 31, 2020. The decrease in nonperforming assets was primarily the result of the successful workout of two nonaccrual commercial relationships totaling $9,123,000:

•

Management determined that an acquired commercial loan relationship with three loans totaling $7,354,000 (reclassified to nonaccrual status in 2019) would likely involve a long-term workout period and substantial legal and other collection costs in order for the Bank to execute its rights on the commercial real estate collateral.  As part of its collection efforts, management identified a third party willing to purchase the Bank’s loans and rights for a $604,000 discount from the recorded balance. Management opted for this solution to both expedite the workout of the relationship, and eliminate the high and extended legal and collection costs associated with the long-term workout.

•

Additionally, during the first quarter of 2021, as part of the workout plan related to one commercial loan relationship consisting of five loans totaling $1,769,000 (reclassified to nonaccrual status in 2020), management capitalized on a strong offer from a qualified buyer on property collateralizing the loans, thereby avoiding a likely costly, long-term bankruptcy and foreclosed real estate situation.  The proceeds of the sale of the collateral were applied to the existing loans and management agreed to a partial charge-off of $255,000 provided the borrower could pay the remaining deficiency.  As a result, one loan within this relationship totaling $143,000 was refinanced and remains on nonaccrual status as of March 31, 2021.

Given these large workouts, nonperforming assets were 0.26 percent of the total of loans plus other real estate assets as of March 31, 2021, a significant and favorable reduction compared to 0.66 percent at December 31, 2020 and 0.72 percent as of March 31, 2020.  Loan loss reserves as a percentage of nonperforming loans increased to 204 percent at March 31, 2021, compared to 84 percent at December 31, 2020 and 90 percent at March 31, 2020.  Total foreclosed real estate assets increased slightly from $134,000 at December 31, 2020 to $154,000 at March 31, 2021.

As of March 31, 2021, the principal balance of loans remaining in a CARES Act qualifying deferment status totaled $5,131,000, or less than 1 percent of the total loan portfolio, a reduction compared to December 31, 2020, when $11,681,000 of loans, representing 1 percent of the total loan portfolio, were in this deferment status.  Most borrowers granted a CARES Act deferral have returned to regular payment status.   The CARES Act, along with a subsequent joint statement issued by banking agencies, provided that short-term modifications, made in response to the impact of COVID-19 to current and performing borrowers, did not need to be accounted for as troubled debt restructurings. Depending upon the specific needs and circumstances affecting each borrower, the majority of these modifications ranged from deferrals of both principal and interest payments to some borrowers reverting to interest-only payments.  The majority of the deferrals were granted for a period of three months, but some as long as six months, depending upon management’s specific evaluation of each borrower’s circumstances.  Interest continued to accrue on loans modified under the CARES Act during the deferral period.  During 2020, Mid Penn had provided loan modifications meeting the CARES Act qualifications to over 1,000 borrowers.  Mid Penn remains in communication with each of the borrowers still in deferral status to assess the ongoing credit standing of the borrowers, and may make further adjustments to a borrower’s relationship at some future time if warranted for the specific situation.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the financial impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.   Management believes, based on information currently available, that the allowance for loan and lease losses of $13,591,000 is adequate as of March 31, 2021, to cover probable and estimated loan losses in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2021	2020	2020	2020	2020

Cash and cash equivalents	$427,371	$303,724	$195,357	$143,755	$140,758
Investment securities	134,318	134,555	150,333	158,879	195,383
Loans	2,646,236	2,384,041	2,521,827	2,445,765	1,798,149
Allowance for loan and lease losses	(13,591)	(13,382)	(12,170)	(11,067)	(10,014)
Net loans	2,632,645	2,370,659	2,509,657	2,434,698	1,788,135
Goodwill and other intangibles	66,919	67,200	67,631	67,948	68,275
Other assets	120,785	122,810	129,957	117,085	107,200
Total assets	$3,382,038	$2,998,948	$3,052,935	$2,922,365	$2,299,751

Noninterest-bearing deposits	$676,717	$536,224	$534,918	$564,834	$347,532
Interest-bearing deposits	1,990,110	1,938,356	1,921,480	1,761,479	1,625,749
Total deposits	2,666,827	2,474,580	2,456,398	2,326,313	1,973,281
Borrowings and subordinated debt	427,369	245,312	321,013	331,228	65,423
Other liabilities	23,806	23,368	27,335	21,479	21,536
Shareholders' equity	264,036	255,688	248,189	243,345	239,511
Total liabilities and shareholders' equity	$3,382,038	$2,998,948	$3,052,935	$2,922,365	$2,299,751

Book Value per Common Share	$31.37	$30.37	$29.49	$28.94	$28.23
Tangible Book Value per Common Share *	$23.42	$22.39	$21.46	$20.86	$20.18

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended
(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2021	2020	2020	2020	2020

Interest income	$29,168	$31,926	$26,122	$26,188	$23,699
Interest expense	3,843	4,137	4,714	4,842	6,034
Net Interest Income	25,325	27,789	21,408	21,346	17,665
Provision for loan and lease losses	1,000	1,500	1,100	1,050	550
Noninterest income	4,712	6,050	5,302	3,622	2,934
Noninterest expense	17,558	21,419	18,174	15,403	15,581
Income before provision for income taxes	11,479	10,920	7,436	8,515	4,468
Provision for income taxes	2,167	1,909	889	1,682	650
Net income	$9,312	$9,011	$6,547	$6,833	$3,818

Basic Earnings per Common Share	$1.11	$1.07	$0.78	$0.81	$0.45
Diluted Earnings per Common Share	$1.10	$1.06	$0.78	$0.81	$0.45
Return on Average Equity	14.58%	14.34%	10.64%	11.41%	6.43%

	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
	2021	2020	2020	2020	2020
Tier 1 Capital (to Average Assets)	6.7%	6.8%	6.6%	6.6%	7.8%
Common Tier 1 Capital (to Risk Weighted Assets)	9.7%	9.6%	9.5%	9.5%	9.6%
Tier 1 Capital (to Risk Weighted Assets)	9.7%	9.6%	9.5%	9.5%	9.6%
Total Capital (to Risk Weighted Assets)	12.5%	12.6%	12.3%	12.4%	12.5%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited):

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2021	2020	2020	2020	2020

Shareholders' Equity	$264,036	$255,688	$248,189	$243,345	$239,511
Less: Goodwill	62,840	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	4,079	4,360	4,791	5,108	5,435
Tangible Equity	$197,117	$188,488	$180,558	$175,397	$171,236

Common Shares Outstanding	8,416,095	8,419,183	8,415,589	8,408,401	8,484,328

Tangible Book Value per Share	$23.42	$22.39	$21.46	$20.86	$20.18

Non-PPP Core Banking Loans

(Dollars in thousands, except	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	Mar. 31,
per share data)	2021	2020	2020	2020	2020

Loans and leases, net of unearned interest	$2,646,236	$2,384,041	$2,521,827	$2,445,765	$1,798,149
Less: PPP loans, net of deferred fees	590,035	388,313	613,924	588,667	—
Non-PPP core banking loans	$2,056,201	$1,995,728	$1,907,903	$1,857,098	$1,798,149

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Mar. 31, 2021	Dec. 31, 2020	Mar. 31, 2020
ASSETS
Cash and due from banks	$36,109	$31,284	$31,763
Interest-bearing balances with other financial institutions	1,243	1,541	4,186
Federal funds sold	390,019	270,899	104,809
Total cash and cash equivalents	427,371	303,724	140,758

Investment securities held to maturity, at amortized cost	130,560	128,292	167,963
(fair value $133,519, $132,794, and $170,399)
Investment securities available for sale, at fair value	3,250	5,748	27,420
Equity securities available for sale, at fair value	508	515	515
Loans held for sale	25,842	25,506	15,534
Loans and leases, net of unearned interest	2,646,236	2,384,041	1,798,149
Less: Allowance for loan and lease losses	(13,591)	(13,382)	(10,014)
Net loans and leases	2,632,645	2,370,659	1,788,135

Bank premises and equipment, net	24,710	24,886	26,247
Operating lease right of use asset	10,791	10,157	10,999
Finance lease right of use asset	3,222	3,267	3,402
Cash surrender value of life insurance	17,257	17,183	16,957
Restricted investment in bank stocks	6,860	7,594	4,555
Accrued interest receivable	11,855	12,971	8,786
Deferred income taxes	5,427	3,619	1,761
Goodwill	62,840	62,840	62,840
Core deposit and other intangibles, net	4,079	4,360	5,435
Foreclosed assets held for sale	154	134	1,718
Other assets	14,667	17,493	16,726
Total Assets	$3,382,038	$2,998,948	$2,299,751
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$676,717	$536,224	$347,532
Interest-bearing demand	601,220	605,567	468,773
Money Market	770,800	720,506	507,138
Savings	201,225	195,038	174,849
Time	416,865	417,245	474,989
Total Deposits	2,666,827	2,474,580	1,973,281

Short-term borrowings	307,753	125,617	—
Long-term debt	75,030	75,115	23,364
Subordinated debt	44,586	44,580	42,059
Operating lease liability	11,828	11,200	12,070
Accrued interest payable	1,902	2,007	2,478
Federal income tax payable	1,321	—	—
Other liabilities	8,755	10,161	6,988
Total Liabilities	3,118,002	2,743,260	2,060,240

Shareholders' Equity:
Common stock, par value $1.00 per share; 20,000,000 shares authorized; Shares issued: 8,514,547 at Mar. 31, 2021, 8,511,835 at Dec. 31, 2020, and 8,484,328 at Mar. 31, 2020; Shares outstanding: 8,416,095 at Mar. 31, 2021, 8,419,183 at Dec. 31, 2020 and 8,484,328 at Mar. 31, 2020	8,515	8,512	8,484
Additional paid-in capital	179,055	178,853	178,320
Retained earnings	77,888	70,175	52,759
Accumulated other comprehensive income (loss)	501	(57)	(52)
Treasury stock, shares at cost; 98,452 at Mar. 31, 2021 and 92,652 at Dec. 31, 2020	(1,923)	(1,795)	—
Total Shareholders’ Equity	264,036	255,688	239,511
Total Liabilities and Shareholders' Equity	$3,382,038	$2,998,948	$2,299,751

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Three Months Ended March 31,
	2021	2020
INTEREST INCOME
Interest and fees on loans and leases	$28,330	$22,249
Interest and dividends on investment securities:
U.S. Treasury and government agencies	178	671
State and political subdivision obligations, tax-exempt	277	221
Other securities	302	153
Total interest and dividends on investment securities	757	1,045

Interest on other interest-bearing balances	2	15
Interest on federal funds sold	79	390
Total Interest Income	29,168	23,699
INTEREST EXPENSE
Interest on deposits	2,966	5,380
Interest on short-term borrowings	174	—
Interest on long-term and subordinated debt	703	654
Total Interest Expense	3,843	6,034
Net Interest Income	25,325	17,665
PROVISION FOR LOAN AND LEASE LOSSES	1,000	550
Net Interest Income After Provision for Loan and Lease Losses	24,325	17,115
NONINTEREST INCOME
Mortgage banking income	2,379	1,182
Income from fiduciary and wealth management activities	556	384
Service charges on deposits	152	205
ATM debit card interchange income	568	416
Net gain on sales of SBA loans	100	84
Merchant services income	92	83
Earnings from cash surrender value of life insurance	74	76
Net gain on sales of investment securities	—	132
Other income	791	372
Total Noninterest Income	4,712	2,934
NONINTEREST EXPENSE
Salaries and employee benefits	9,598	8,281
Occupancy expense, net	1,480	1,439
Equipment expense	751	713
Software licensing and utilization	1,445	1,221
Pennsylvania bank shares tax expense	300	405
FDIC Assessment	470	312
Legal and professional fees	426	352
Charitable contributions qualifying for State tax credits	270	35
Mortgage banking profit-sharing expense	120	—
Marketing and advertising expense	135	204
Telephone expense	136	134
Intangible amortization	281	323
Other expenses	2,146	2,162
Total Noninterest Expense	17,558	15,581
INCOME BEFORE PROVISION FOR INCOME TAXES	11,479	4,468
Provision for income taxes	2,167	650
NET INCOME	$9,312	$3,818

PER COMMON SHARE DATA:
Basic Earnings Per Common Share	$1.11	$0.45
Diluted Earnings Per Common Share	$1.10	$0.45
Cash Dividends Paid	$0.24	$0.23

NET INTEREST MARGIN (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	March 31, 2021				December 31, 2020
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$1,401	$2		0.58%	$2,245	$2		0.35%
Investment Securities:
Taxable	78,456	385		1.99%	92,317	490		2.11%
Tax-Exempt	54,937	351	(a)	2.59%	54,394	348	(a)	2.55%
Total Securities	133,393	736		2.24%	146,711	838		2.27%

Federal Funds Sold	314,181	79		0.10%	195,962	50		0.10%
Loans and Leases, Net	2,531,917	28,406	(b)	4.55%	2,442,562	31,094	(b)	5.06%
Restricted Investment in Bank Stocks	7,052	95		5.46%	7,285	103		5.62%
Total Earning Assets	2,987,944	29,318		3.98%	2,794,765	32,087		4.57%

Cash and Due from Banks	34,040				36,831
Other Assets	164,266				180,862
Total Assets	$3,186,250				$3,012,458

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$602,015	$578		0.39%	$610,904	$650		0.42%
Money Market	743,994	778		0.42%	682,730	713		0.42%
Savings	197,873	64		0.13%	193,271	67		0.14%
Time	413,673	1,546		1.52%	423,573	1,813		1.70%
Total Interest-bearing Deposits	1,957,555	2,966		0.61%	1,910,478	3,243		0.68%

Short Term Borrowings	203,518	174		0.35%	166,284	145		0.35%
Long-term Debt	75,062	204		1.10%	75,146	208		1.10%
Subordinated Debt	44,583	499		4.54%	41,823	541		5.15%
Total Interest-bearing Liabilities	2,280,718	3,843		0.68%	2,193,731	4,137		0.75%

Noninterest-bearing Demand	623,058				544,678
Other Liabilities	23,462				23,997
Shareholders' Equity	259,012				250,052
Total Liabilities & Shareholders' Equity	$3,186,250				$3,012,458

Net Interest Income (taxable equivalent basis)		$25,475				$27,950
Taxable Equivalent Adjustment		(150)				(161)
Net Interest Income		$25,325				$27,789

Total Yield on Earning Assets				3.98%				4.57%
Rate on Supporting Liabilities				0.68%				0.75%
Average Interest Spread				3.30%				3.82%
Net Interest Margin				3.46%				3.98%

(a)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $74,000 and $73,000 for the three months ended

March 31, 2021 and December 31, 2020, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $76,000 and $88,000 for the three months ended

March 31, 2021 and December 31, 2020, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

NET INTEREST MARGIN, CONTINUED (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	March 31, 2021				March 31, 2020
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$1,401	$2		0.58%	$4,488	$15		1.34%
Investment Securities:
Taxable	78,456	385		1.99%	133,502	740		2.23%
Tax-Exempt	54,937	351	(a)	2.59%	42,765	280	(a)	2.63%
Total Securities	133,393	736		2.24%	176,267	1,020		2.33%

Federal Funds Sold	314,181	79		0.10%	122,635	390		1.28%
Loans and Leases, Net	2,531,917	28,406	(b)	4.55%	1,771,444	22,341	(b)	5.07%
Restricted Investment in Bank Stocks	7,052	95		5.46%	4,660	84		7.25%
Total Earning Assets	2,987,944	29,318		3.98%	2,079,494	23,850		4.61%

Cash and Due from Banks	34,040				30,580
Other Assets	164,266				147,924
Total Assets	$3,186,250				$2,257,998

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$602,015	$578		0.39%	$455,685	$1,172		1.03%
Money Market	743,994	778		0.42%	502,925	1,597		1.28%
Savings	197,873	64		0.13%	175,924	120		0.27%
Time	413,673	1,546		1.52%	480,316	2,491		2.09%
Total Interest-bearing Deposits	1,957,555	2,966		0.61%	1,614,850	5,380		1.34%

Short-term Borrowings	203,518	174		0.35%	—	—		0.00%
Long-term Debt	75,062	204		1.10%	28,780	252		3.52%
Subordinated Debt	44,583	499		4.54%	29,048	402		5.57%
Total Interest-bearing Liabilities	2,280,718	3,843		0.68%	1,672,678	6,034		1.45%

Noninterest-bearing Demand	623,058				320,524
Other Liabilities	23,462				25,927
Shareholders' Equity	259,012				238,869
Total Liabilities & Shareholders' Equity	$3,186,250				$2,257,998

Net Interest Income (taxable equivalent basis)		$25,475				$17,816
Taxable Equivalent Adjustment		(150)				(151)
Net Interest Income		$25,325				$17,665

Total Yield on Earning Assets				3.98%				4.61%
Rate on Supporting Liabilities				0.68%				1.45%
Average Interest Spread				3.30%				3.16%
Net Interest Margin				3.46%				3.45%

(a)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $74,000 and $59,000 for the three months ended

March 31, 2021 and 2020, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)	Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $76,000 and $92,000 for the three months ended

March 31, 2021 and 2020, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.